Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Pacific Oil Company

We hereby consent to the incorporation in the Form 8-K (File Nos. 333-144504), of Pacific Oil Company, as filed on October 11, 2016, of our report dated June 21, 2016 relating to the consolidated financial statements of Financial Gravity Holdings, Inc. and subsidiaries as of and for the years ended December 31, 2015 and 2014.

We hereby also consent to the incorporation in the Form 8-K (File Nos. 333-144504), of Pacific Oil Company of our report dated September 28, 2016 relating to the consolidated financial statements of Financial Gravity Holdings, Inc. and subsidiaries as of and for the three and six months ended June 30, 2016 and 2015.

/s/ Lane Gorman Trubitt, LLC

Dallas, TX

October 11, 2016